Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-161175 on Form S-8 of our reports dated February 22, 2018, relating to the consolidated financial statements and financial statement schedule of Altisource Portfolio Solutions S.A. and subsidiaries (the “Company”) (which report expresses an unqualified opinion on the consolidated financial statements and includes explanatory paragraphs related to the change in application of accounting for the composition of reportable segments and concentration of revenue and uncertainties with Ocwen Financial Corporation and New Residential Investment Corp.), and our report dated February 22, 2018, relating to internal control over financial reporting (which report expresses an unqualified opinion on the effectiveness of the Company's internal control over financial reporting) appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2017.

/s/ Mayer Hoffman McCann P.C.

February 22, 2018
Clearwater, Florida